Exhibit 99.1

PRESS RELEASE

8/2/21

Carlisle Companies Completes Sale of Carlisle Brake & Friction

SCOTTSDALE, ARIZONA, August 2, 2021 - Carlisle Companies Incorporated (NYSE:CSL) today announced that it has completed the sale of Carlisle Brake & Friction to CentroMotion of Waukesha, Wisconsin.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a leading supplier of innovative Building Envelope products and energy-efficient solutions for customers creating sustainable buildings of the future. Through its Construction Materials (CCM) business and family of leading brands, Carlisle delivers innovative, labor-reducing and environmentally responsible products and solutions to customers across the planet through the Carlisle Experience. Over the life of a building, Carlisle’s products help drive lower GHG emissions, improve energy savings for building owners and operators, and increase a building’s resiliency to the elements. Driven by our strategic plan, Vision 2025, Carlisle is committed to generating superior shareholder returns and maintaining a balanced capital deployment approach, including investments in our businesses, strategic acquisitions, share repurchases and continued dividend increases. Carlisle also is a leading provider of products to the Aerospace, Medical Technologies and General Industrial markets through its Interconnect Technologies (CIT) and Fluid Technologies (CFT) business segments. Carlisle is headquartered in Scottsdale, Arizona with more than 180 locations worldwide. Leveraging the talents of over 13,000 employees, Carlisle generated $4.2 billion in revenues in 2020. Learn more about Carlisle at www.carlisle.com.

Contact:     Jim Giannakouros, CFA
        Vice President of Investor Relations
        Carlisle Companies Incorporated
        (480) 781-5135
        jgiannakouros@carlisle.com